UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Sientra, Inc.

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SIENTRA, INC.

420 South Fairview Avenue, Suite 200

Santa Barbara, California 93117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2021

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of SIENTRA, INC., a Delaware corporation, or the Company. The meeting will be held on Thursday June 10, 2021 at 9:00 a.m. Pacific Time virtually via live webcast which can be accessed on the Internet by visiting www.virtualshareholdermeeting.com/SIEN2021 for the following purposes:

1.

To elect the Board of Directors’ nominees, Messrs. Ronald Menezes, Philippe A. Schaison and Keith J. Sullivan, to serve as Class I directors on our Board of Directors until the annual meeting of stockholders in 2024;

2.

To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021; and

3.	To approve, on a non-binding advisory basis, of the compensation of our Named Executive Officers as described in the Proxy Statement; and

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting was April 20, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held Virtually via Webcast on June 10, 2021

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

/s/ Caroline Van Hove
Caroline Van Hove Executive Chair of the Board

Santa Barbara, California

April 28, 2021

To access the Annual Meeting you will need a 16 digit control number. The control number is provided on the Notice of Internet Availability of Proxy Material you received in the mail, on your proxy card (if you requested to receive printed proxy materials), or through your broker or other nominee if you hold your shares in “street name”. Stockholders will be able to attend virtually during the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

SIENTRA, INC.

420 South Fairview Avenue, Suite 200

Santa Barbara, California 93117

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 10, 2021

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the “SEC,” we have elected to provide access to our proxy materials over the Internet rather than printing and mailing the proxy materials. Accordingly, a Notice of Internet Availability of Proxy Materials, or the Notice, will be mailed to holders of record and beneficial owners of our common stock. The Board of Directors of Sientra, Inc., or the “Board,” is soliciting your proxy to vote at Sientra’s 2021 Annual Meeting of Stockholders, or the “Annual Meeting,” including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. Our stockholders will not receive paper copies of our proxy materials unless they request them. The Notice will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card and Annual Report on Form 10-K, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice on or about April 28, 2021 to all stockholders of record entitled to vote at the Annual Meeting. The proxy materials, including the Notice of Annual Meeting, this proxy statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and the Annual Report on Form 10-K for the year ending December 31, 2020 will be made available to stockholders on the Internet on the same date. As used in this Proxy Statement, references to “we,” “us,” “our,” “Sientra” and the “Company” refer to Sientra, Inc.

How do I attend the annual meeting?

The Annual Meeting will be held on Thursday June 10, 2021 at 9:00 a.m. Pacific Time. The Annual Meeting will be conducted entirely online via live webcast which can be accessed on the Internet by visiting www.virtualshareholdermeeting.com/SIEN2021. To access the Annual Meeting, you will need a 16 digit control number. The control number is provided on the Notice of Internet Availability of Proxy Material you received in the mail, on your proxy card (if you requested to receive printed proxy materials), or through your broker or other nominee if you hold your shares in “street name”. Stockholders will be able to attend virtually during the Annual Meeting

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 20, 2021 will be entitled to vote at the Annual Meeting. On this record date, there were 57,520,682 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 20, 2021 your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the Internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 20, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

1.	Election of three directors to serve as Class I directors on our Board until the Annual Meeting of Stockholders in 2024;

2.	Ratification of the selection by the Audit Committee of the Board of KPMG LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021; and

3.	Approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers as described in the Proxy Statement (“Say-on-Pay-Vote”).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.

For Proposals 2, and 3, you may vote “For” or “Against” or abstain from voting.

The procedures for voting include:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•

To vote at the Annual Meeting virtually by live webcast you must visit the following website: www.virtualshareholdermeeting.com/SIEN2021. You will need the 16-digit control number included on the Notice or on your proxy card (if you requested to receive printed proxy materials). The method you use to vote by proxy will not limit your right to attend the Annual Meeting or vote at the Annual Meeting virtually. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. However, even if you plan to attend the Annual Meeting virtually, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

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To vote using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote by proxy over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 9, 2021 to be counted.

•

To vote by proxy through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 9, 2021 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Sientra. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote virtually at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 20, 2021.

Is cumulative voting permitted for the election of directors?

No. You may not cumulate your votes for the election of directors.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the printed proxy card that may be delivered to you or virtually at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the NASDAQ Stock Market, or NASDAQ, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non–routine” matters. Under the NASDAQ Listing Rules, “non–routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management–supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 3 or 4, without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director, “For” the ratification of the selection by the Audit Committee of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, “For” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers as set forth in this Proxy Statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. Although we have not yet done so, we may retain a firm to assist in the solicitation of proxies in connection with the Annual Meeting. We would pay such firm, if any, customary fees, which we expect would be no more than $20,000 plus related expenses.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to Sientra, Inc.’s Secretary at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

•	You may attend the Annual Meeting and vote virtually. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2021 to our Secretary at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or Exchange Act.

If you wish to submit a proposal (including a director nomination) at next year’s annual meeting that is not to be included in next year’s proxy materials, you must notify our Secretary in writing at the address above no earlier than the close of business on February 10, 2022 and no later than the close of business on March 12, 2022 in accordance with our bylaws; provided, however that if next year’s Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 10, 2022, your proposal must be submitted not earlier than the close of business on the one hundred twentieth (120th) day prior to such Annual Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes. Broker non-votes have no effect and will not be counted towards the vote total for the election of any director.

With respect to the proposal to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, votes “For,” “Against,” and abstentions. Abstentions will be counted “Against” the proposal to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

With respect to the proposal to approve, on a non-binding advisory basis, of the compensation of our Named Executive Officers as set forth in this Proxy Statement, votes “For,” “Against,” abstentions, and broker non-vote. Abstentions will be counted “Against” the proposal to approve, on a non-binding advisory basis, of the compensation of our Named Executive Officers as set forth in this Proxy Statement. Broker non-votes will not be considered as present and entitled to vote on this proposal, and, therefore, will have no effect on the vote for this proposal.

What are “broker non–votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by exchange regulation to be “non–routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non–votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes	Withheld votes will have no effect	None
2	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2020	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable
3	Advisory Vote on Executive Compensation (“Say-on-Pay”)	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter.	Against	None

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8–K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8–K within four business days after the Annual Meeting, we intend to file a Form 8–K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8–K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. Although fewer nominees are named than the number fixed in accordance with our bylaws, proxies cannot be voted for a greater number of persons than the number of nominees named. The Board may elect additional members in the future in accordance with our bylaws. There are three directors in the class whose term of office expires in 2021. If elected at the Annual Meeting, each of these nominees would serve until the 2024 annual meeting of our stockholders and until their successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. Of the seven directors then serving as of the date of the 2020 annual meeting of stockholders, one was in attendance.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS I NOMINEES FOR ELECTION FOR A THREE YEAR TERM EXPIRING AT THE 2024 ANNUAL MEETING

Ronald Menezes, age 58, has served as a director of the Company and as President and Chief Executive Officer since November 2020. Prior to joining the Company, Mr. Menezes served as President and General Manager for Almirall U.S. – Dermatology from August 2017 until November 2020. Prior to joining Almirall, Mr. Menezes served as Vice President of Sales and Operations of Assertio Therapeutics, Inc. (formerly Depomed Inc.), a specialty pharmaceutical company) from 2016 until August 2017. Formerly, Mr. Menezes served in a series of leadership roles at Allergan plc, Abbott Laboratories, Astellas Pharma Inc., Pfizer Inc. and Eli, Lilly and Co. Mr. Menezes holds a B.S. in International Business from Brigham Young University. Our Board believes Mr. Menezes is qualified to serve as one of our directors based on his business and management experience of several companies in the aesthetics industry.

Philippe A. Schaison, age 57, has served as a director of the Company since February 2017. Mr. Schaison has extensive experience leading global aesthetic organizations. Mr. Schaison currently serves as CEO and member of the board of Soltega, a biopharmaceutical innovator dedicated to leveraging the skin’s pigmentation power for therapeutic and aesthetic applications. Mr. Schaison was formerly the CEO of Syneron Candela North America and Global Executive Vice President Strategy and Business Development from November 2016 until its acquisition by Apax Partners in April 2017. Prior to that, Mr. Schaison served as President of Allergan’s U.S. aesthetic and dermatology business from September 2013 until October 2016. In that position, he led the Facial Aesthetic, Plastic and MedDerm/Skin Medical business unit, an organization of over 2,000 professionals focused on the company’s Botox® and fillers franchises. Prior to joining Allergan, Mr. Schaison served as President, World Wide Travel Retail & Regional President, LATAM and MEA, at Clarins in New York from 2010 to August 2013. Earlier, Mr. Schaison served as CEO for Aesthetic Factors, a manufacturer of point-of-care systems for regenerative medicines and as Vice President of Global Skin Care for Johnson & Johnson, with P&L responsibility for Aveeno, Clean & Clear, Lubriderm, and Ambi, and in executive positions at L’Oréal. Mr. Schaison sits on the Board of the Galien Foundation and SENTÉ,

Inc., a privately held specialty aesthetics company. He earned his MBA (Marketing) from the Hautes Etudes Commerciales (H.E.C.) in Paris, and a Doctorate in Pharmacy (Industrial) from the University of Paris. Our Board believes Mr. Schaison’s experience in prominent aesthetics organizations qualifies him to serve as one of our directors.

Keith J. Sullivan, age 61, has served as a director of the Company since August 2017. Mr Sullivan is currently the President and CEO of Neuronetics, Inc which manufactures a device that is used to treat patients that suffer with depression. Mr. Sullivan was previously Chief Commercial Officer and President, North America of ZELTIQ Aesthetics, Inc., a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform under the Coolsculpting® brand. Mr. Sullivan has more than 30 years of senior sales leadership experience in the medical device industry and has previously held leadership positions with Medicis Pharmaceuticals, Reliant Technologies, Medtronic, Vision Quest Laser Center and Coherent Medical. Mr. Sullivan received a Bachelor of Business Administration from the College of William and Mary. Our Board believes Mr. Sullivan is qualified to serve as one of our directors based on his business and management experience in medical device and aesthetics organizations.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING

Nicholas Simon, age 64, has served as a director of the Company since April 2007 and as the lead independent director since November 2015. He served as the Chairman of our Board from March 2012 until November 2015. Mr. Simon has been a Senior Managing Director of Blackstone Life Sciences since December 2018 when Blackstone acquired Clarus, a venture capital firm focused on life sciences companies, which Mr. Simon was the co-founder and Managing Director since the firm’s inception in 2005. Prior to Clarus, Mr. Simon was a General Partner at MPM Capital, a healthcare venture capital firm. He has over 25 years of operating and investment experience in the biopharmaceutical industry including Genentech from 1989 to 2000 where he was Vice President of Business and Corporate Development. Mr. Simon is currently a member of the board of directors of Gritstone Oncology, Lycera, and Nuvelution Pharma. He has also been a member of the board of directors of numerous private and public life sciences companies including Achillion, Avanir Pharmaceuticals (acquired by Otsuka Pharmaceuticals), Barrier Therapeutics (acquired by Stiefel Laboratories), BioVitrum AB (acquired by AstraZeneca), CoTherix (acquired by Actelion/Johnson and Johnson), QuatRX Pharmaceuticals, Rigel, Rinat (acquired by Pfizer) and Sangstat (acquired by Genzyme). Mr. Simon is also a trustee of the J. David Gladstone Institutes, a private not-for-profit research institute affiliated with the University of California, San Francisco. Mr. Simon received a B.S. in microbiology from the University of Maryland and an MBA from Loyola University. Our Board believes Mr. Simon’s experience as a director advising several companies, as well as his financial and investment experience, qualifies him to serve as one of our directors.

Mary M. Fisher, age 57, Mary Fisher has served as a director of the Company since January 2019. Ms. Fisher currently serves as Chief Executive Officer, Chair and Board Director at Colorescience, a science-based skincare company and former division of SkinMedica, Inc. While at SkinMedica, she served as Chief Executive Officer from 2008 to 2012, when she led the successful sale of the company to Allergan, Inc. Prior to joining SkinMedica, Ms. Fisher served as the Chief Operating Officer of Acorda Therapeutics, a biotechnology company. She has previously held management and leadership positions at Cephalon, Immunex, and Boehringer Ingelheim. She previously served on the Board of Directors at ZELTIQ Aesthetics, Inc. and Ovascience and currently sits on the Board of MDRejuvena. In 2013, Ms. Fisher was honored as Ernst & Young’s Entrepreneur of the Year for San Diego and also received the EY Venture Capital Award of Excellence. Ms. Fisher was also named a finalist for Most Admired CEO by the San Diego Business Journal in 2018. Our Board believes Ms. Fisher is qualified to serve as a member of our board of directors because of her business and professional experience.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Kevin O’Boyle, age 63, has served as a director of the Company since July 2014. Mr. O’Boyle has over 20 years of executive management experience in the medical device industry. Mr. O’Boyle currently serves as a director of GenMark Diagnostics, Inc. and Sientra, Inc. Previously, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced Biohealing Inc. a medical device company, from December 2010 until it was acquired in July 2011. Mr. O’Boyle served as CFO of NuVasive, Inc. from January 2003 until December 2009. Prior to that, Mr. O’Boyle served in various leadership positions during his six years with ChromaVision Medical Systems, Inc. Mr. O’Boyle received a B.S. in Accounting from the Rochester Institute of Technology and completed the Executive

Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School.Our Board believes Mr. O’Boyle is qualified to serve as one of our directors based on his financial and accounting expertise and his experience and familiarity with companies in the medical device and aesthetics industries.

Caroline Van Hove, age 40, has served as a director of the Company since January 2020 and was appointed as the Executive Chair in November 2020. Ms. Van Hove is a global commercial leader with over 20 years of diverse experience in the pharmaceutical, consumer, and medical device industry. Her experience spans North America to Europe, Africa, the Middle East to Asia Pacific and Latin America. Ms. Van Hove most recently served as Chief Commercial Officer of Sienna Biopharmaceuticals, Inc., a clinical-stage biopharmaceutical company focused on therapies in immunology and inflammation, from March 2018 until 2019. Prior to Sienna, Ms. Van Hose served in a number of roles at Allergan from 2002 to 2018, most recently as Senior Vice President of the International Strategic Marketing, where she oversaw commercial operations for the medical aesthetics, eye care and specialty care franchises, and, previously, managing commercial operations in Europe, Africa and the Middle East, and led Allergan’s international medical aesthetics operations and serving as part of Allergan’s Global Operations and International Leadership Teams. Our Board believes Ms. Van Hove is qualified to serve as a member of our board of directors because of her business and professional experience.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Simon, Mr. O’Boyle, Mr. Schaison, and Ms. Fisher. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

Our Board is currently chaired by Caroline Van Hove.

In November 2020 our Board decided that the roles of Chair of the Board and CEO would be better separated, to best serve the Board’s ability to carry out its roles and responsibilities on behalf of Sientra’s shareholders, including oversight of management and Sientra’s overall corporate governance. The Board also believes that the current structure allows our CEO to focus on managing Sientra, while leveraging our Executive Chair’s experience to drive accountability at the Board level.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability–creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk–taking. Both the Board as a whole and the various standing committees receive periodic reports from our employees responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met seventeen times during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these standing committees has a written charter approved by the Board that reflects applicable standards and requirements adopted by the SEC and NASDAQ. A copy of each charter is available to stockholders on the Company’s website at www.sientra.com under the Governance section located within the Investors section.

The following table provides the current membership for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Nicholas Simon	X		X	*
Kevin O’Boyle	X	*			X
Philippe Schaison			X		X	*
Keith Sullivan
Jeffrey Nugent
Mary Fisher	X		X
Caroline Van Hove**
Ronald Menezes

*	Committee Chairperson
**	Ms. Van Hove served on the Audit Committee and Nominating and Corporate Governance Committee until she was appointed Executive Chair of the Board on November 9, 2020.

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The committees periodically review their charters and assess their own performance. In addition, the Nominating and Corporate Governance Committee periodically reviews the performance of the Board, including Board committees, and management, and makes recommendations to the Board and management, as applicable, for areas of improvement as it deems appropriate.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non–audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting, the objectivity of the Company’s financial reporting and the Company’s accounting policies and practices; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Mr. O’Boyle, Ms. Fisher and Mr. Simon. Effective January 1, 2020, Ms. Van Hove was appointed to the Audit Committee, however she resigned in November 2020 in connection with her appointment as Executive Chair of the Board and Mr. Simon was appointed to serve on the Audit Committee. The Audit Committee met five times during the fiscal year ending December 31, 2020.

The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent, as defined in the NASDAQ listing standards and Rule 10A–3 of the Exchange Act, and that each such member meets the requirements for financial literacy under applicable rules and regulations of the SEC and NASDAQ. The Board has also determined that Mr. O’Boyle qualifies as an “audit committee financial expert,” within the meaning of SEC regulations and each meet the financial sophistication requirements of the NASDAQ listing standards. The Board made a qualitative assessment of Mr. O’Boyle’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public company.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company for the fiscal year ended December 31, 2020. The Audit Committee has also reviewed and discussed with KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements and the audit results. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the accounting firm’s independence. Upon completing these activities, the Audit Committee concluded that KPMG LLP is independent from Sientra and its management.

Based on the foregoing, the Audit Committee has recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10–K for the fiscal year ended December 31, 2020 and filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Kevin O’Boyle (Chairman)

Mary M. Fisher

Nicholas Simon

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Messrs. Simon and Schaison and Ms. Fisher. All members of the Company’s Compensation Committee are independent, as defined in Rule 5605(d)(2) of the NASDAQ listing standards and are non–employee directors as defined in Rule 16b–3 under the Exchange Act. The Compensation Committee met five times during the fiscal year.

The Compensation Committee acts on behalf of the Board to review, adopt and/or recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate objectives relevant to the compensation, including incentive–based and equity–based compensation, of the Company’s Chief Executive Officer and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change–in–control arrangements, of the Company’s Chief Executive Officer;

•	setting the compensation of the Company’s other executive officers, directors and other senior management based in part on recommendations of the Chief Executive Officer;

•	administration of the Company’s equity compensation plans, and other similar plans and programs;

•

preparing a compensation committee report on executive compensation as may be required from time to time to be included in the Company’s annual proxy statements or annual reports on Form 10–K filed with the SEC; and

•

reviewing and discussing with management the Company’s Compensation Discussion and Analysis that the Company may be required from time to time to include in proxy statements and other SEC filings and considers whether to recommend that it be included in such filings.

In fulfilling its responsibilities, our Compensation Committee may form and delegate any or all of its responsibilities to subcommittees of our Compensation Committee, but only to the extent consistent with the Compensation Committee’s charter, our amended and restated certificate of incorporation, our amended and restated bylaws, NASDAQ rules and regulations and other applicable law.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in–house legal counsel and certain other types of advisers, only after taking into consideration certain factors prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. The Compensation Committee engaged Radford as an independent compensation consultant in 2020.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high–level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company–wide compensation levels and recommendations of the Chief Executive Officer including analyses of executive and director compensation paid at other companies identified by the consultants to be comparable to us.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for assessing the need for new directors, identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors’ performance, participation and qualifications, recommending to the Board candidates for selection to the Board, making recommendations to the Board regarding the membership of the committees of the Board, monitoring the quality of the relationship between management and the board, annually assessing the performance of the Board, and developing and monitoring a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is currently composed of three directors: Messrs. Schaison and O’Boyle. Effective January 1, 2020, Ms. Van Hove was appointed to the Nominating and Governance Committee, however she resigned in November 2020 when she was appointed as Executive Chair of the Board. All members of the Nominating and Corporate Governance Committee are independent, as defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met once during the fiscal year.

The Nominating and Corporate Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company. The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee also intends to consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long–term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for director candidates. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117, Attn: Secretary. If a stockholder wishes to nominate such individual at an annual meeting, the stockholder must ensure the foregoing notice is delivered no later than the 90th day and no earlier than the 120th day prior to the one-year anniversary of the preceding year’s annual meeting. Submissions must include information set forth in our amended and restated bylaws, including the full name, age and address of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of Stockholder proposals and director nominations.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Sientra, Inc. at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117. Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent; and, the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Company’s Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

CODE OF ETHICS

The Company has adopted the Sientra, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.sientra.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website within four business days of such amendment or waiver.

ANTI-HEDGING AND TRADING RESTRICTIONS

Our trading compliance program prohibits our directors and employees (including, without limitation our executive officers) from hedging or pledging our securities, making short sales or trading in derivative securities related to our securities.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited the Company’s financial statements since December 31, 2012. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non–votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The fees billed or expected to be billed by KPMG LLP for professional services rendered to the Company during fiscal year 2020 and 2019 are set forth below. All fees described below were pre–approved by the Audit Committee.

The fees billed by KPMG LLP for fiscal years 2020 and 2019 for services rendered to the Company were as follows:

	Fiscal Year Ended December 31,
	2020	2019
	(in thousands)
Audit Fees(a)	$1,065	$2,209
Audit-related Fees(b)	—	—
Tax Fees(c)	—	—
All Other Fees(d)	—	—

Total Fees	$1,065	$2,209

(a)

Audit fees for the year ended December 31, 2020 consist of the aggregate fees billed for professional services rendered for (i) the filing of our Registration Statements on Forms S–8 and S-3; (ii) fees billed for review of our Quarterly Report on Form 10–Q for the quarters of fiscal 2020 and (iii) fees billed for the audit of our financial statements presented in our Annual Report on Form 10–K. Audit fees for the year ended December 31, 2019 consist of the aggregate fees billed for professional services rendered for (i) the filing of our Registration Statements on Forms S–8 and S-3; (ii) fees billed for review of our Quarterly Report on Form 10–Q for the quarters of fiscal 2019; (iii) fees billed for the audit of our financial statements presented in our Annual Report on Form 10–K and (iv) fees billed for the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

(b)

Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including fees related to the support of business acquisitions and other technical issues, which are not reported under “Audit Fees.”

(c)

Includes fees billed for professional services for tax compliance, tax advice and tax planning. During the fiscal years ended December 31, 2020 and 2019, KPMG did not provide any professional services for tax compliance, tax advice and tax planning.

(d)	For the fiscal years ending December 31, 2020 and 2019, KPMG LLP did not provide any other services to us.

In connection with the audit of the 2020 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

PRE–APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre–approval of audit and non–audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre–approves specified services in the defined categories of audit services, audit–related services and tax services up to specified amounts. Pre–approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case–by–case basis before the independent auditor is engaged to provide each service. The pre–approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY-VOTE”)

We are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (which consist of our Chief Executive Office and our next two highest paid executives) as described in detail in the section of this Proxy Statement titled “Compensation Discussion and Analysis.” We currently hold the say-on-pay vote annually and expect the next say-on-frequency vote will occur at the 2026 annual meeting of stockholders. We urge stockholders to carefully read the “Summary Compensation Table” and related compensation tables that follow it. Our Board and the Compensation Committee believe that the compensation policies and procedures described in this Proxy Statement are effective in achieving our compensation objectives.

•

Performance-Based Compensation. Our executive compensation program includes (i) annual incentive awards that focus on annual financial and strategic goals that support long-term value creation; and (ii) performance-based long-term incentives that are directly linked to the creation of long-term, sustainable shareholder value.

•

Long-Term Compensation. Grants of performance share units are intended to align the interests of executives with our shareholders and focus executives’ attention on long-term growth. In addition, even after performance awards are earned, they continue to be subject to service vesting requirements to promote executive retention and a longer-term perspective.

•

Independent Compensation Consultant. The Compensation Committee has engaged an independent global executive compensation consulting firm, Radford, to advise the Committee on matters related to executive compensation.

Therefore, in accordance with Section 14A of the Exchange Act, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED that our stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Offices, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables notes and narrative discussion in the Proxy Statement for our 2021 Annual Meeting of the Stockholders”

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

Name	Age	Position(s)
Jeffrey M. Nugent	73	Former Chairman of the Board and Chief Executive Officer
Paul Little	54	Former Chief Financial Officer, Senior Vice President and Treasurer
Ronald Menezes	59	President and Chief Executive Officer
Caroline Van Hove	40	Executive Chair of the Board
Valerie Miller	57	Interim Chief Financial Officer, Corporate Controller
Oliver Bennett	44	General Counsel and Chief Compliance Officer

Ronald Menezes’ biographical information is included above with the director biographies under the caption “Class I Nominees For Election For a Three Year Term Expiring at the 2024 Annual Meeting.”

Caroline Van Hove’s biographical information is included above with the director biographies under the caption “Class III Directors Continuing In Office Until the 2023 Annual Meeting.”

Valerie Miller, age 57, has served as the Company’s Interim Chief Financial Officer since March 2021 and as Vice President, Corporate Controller since September 2017. Prior to this, Ms. Miller served as Controller at The Trade Desk from May 2016 until September 2017. Prior to that, Ms. Miller served as Senior Finance Director at lynda.com (which was acquired by LinkedIn in 2015) from 2012 until May 2016. Prior to that, Ms. Miller spent five years as VP Controller at Mentor Corporation (now Johnson & Johnson) and was also VP Corporate Controller at QAD, Inc. Ms. Miller previously served in financial management at Allergan, Inc. She is a CPA and received a Bachelor of Arts in Business Economics with an emphasis in Accounting from the University of California, Santa Barbara.

Oliver Bennett, age 44, joined Sientra first as outside counsel, and then as General Counsel and Vice President of Legal and Compliance commencing in January 2018. Oliver brings with him almost two decades of experience in counseling medical device and life science companies in complex and high stakes legal issues. Prior to joining Sientra, he practiced law at a number of premier firms where he was at the cutting edge of legal practice representing clients in ground-breaking cases that have helped shape US law. Most recently, Oliver was a partner at Kirkland & Ellis LLP. Before that, he was Of Counsel at Kaye Scholer LLP (now Arnold White Kaye Scholer LLP), and an associate at Latham & Watkins, LLP and Clifford Chance US LLP. Oliver received a Master in Laws degree from Harvard Law School where he was also a Fulbright Scholar, and Bachelor of Laws and Bachelor of Arts degrees from Griffith University in Brisbane, Australia.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2021 by: (i) each director; (ii) each of the named executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
BlackRock, Inc. (1)	3,257,468	5.7%
Named Executive Officers and Directors
Ronald Menezes	—	*
Valerie Miller (2)	53,742	*
Oliver Bennet (3)	83,912	*
Kevin O’Bolye (4)	89,212	*
Nicholas Simon (5)	64,019	*
Philippe A. Schaison (6)	63,145	*
Keith Sullivan (7)	247,461	*
Mary Fisher (8)	27,276	*
Caroline Van Hove (9)	3,450	*
All current executive officers and directors as a group (9 persons)(10)	632,217	1.1%
*	Less than one percent.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G and 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 57,442,358 shares outstanding on March 31, 2021. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we have included outstanding shares of common stock options held by that person that are currently exercisable or exercisable within 60 days after March 31, 2021 and restricted stock units, or RSUs, that are vesting within 60 days after March 31, 201. We have not deemed these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sientra, Inc., 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

(1)

According to Schedule 13G/A filed with the SEC on February 1, 2021 BlackRock, Inc. is the beneficial owner of 3,257,468 shares (with sole voting power with respect to 3,235,304 shares and sole dispositive power with respect to 3,257,468 shares). The address for this stockholder is 55 East 52nd Street, New York, NY 10055.

(2)	Consists of (i) 42,075 shares held of record by Ms. Miller and (ii) 11,667 restricted stock units distributable within 60 days of March 31, 2021.

(3)	Consists of (i) 51,412 shares held of record by Mr. Bennett and (ii) 32,500 restricted stock units distributable within 60 days of March 31, 2021.

(4)	Consists of 89,212 shares held of record by Mr. O’Boyle.

(5)	Consists of 64,019 shares held of record by Mr. Simon.

(6)	Consists of 63,145 shares held of record by Mr. Schaison.

(7)	Consists of 247,461 shares held of record by Mr. Sullivan.

(8)	Consists of 27,276 shares held of record by Ms. Fisher.

(9)	Consists of 3,450 shares held of record by Ms. Van Hove.

(10)	Consists of 44,167 restricted stock units distributable within 60 days of March 31, 2020.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Our named executive officers for fiscal year 2020 are:

•	Jeffrey M. Nugent, our former Chairman of the Board and Chief Executive Officer;

•	Paul Little, our former Chief Financial Officer, Senior Vice President and Treasurer;

•	Ron Menezes, our President and Chief Executive Officer;

•	Caroline Van Hove, our Executive Chair of the Board; and

•	Oliver Bennett, our General Counsel and Chief Compliance Officer.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary ($)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
Jeffrey Nugent	2020	649,252	—	—	—	—		649,252
Former Chairman of the Board and Chief Executive Officer	2019	636,000	—	1,092,150	686,880	600,247	(3)	3,015,277
Ronald Menezes	2020	70,833	1,789,150	4,410,000	—	150,000		6,419,983
President and Chief Executive Officer	2019	—	—	—	—	—		—
Caroline Van Hove	2020	22,604	357,830	1,157,004	—	41,250	(4)	1,578,688
Executive Chair of the Board	2019	—	—	—	—	—		—
Paul Little	2020	377,622	—	439,000	—	32,769	(3)	849,391
Former Senior Vice President, Chief Financial Officer and Treasurer	2019	374,500	—	444,950	78,750	60,397	(3)	958,597
Oliver Bennet	2020	363,505	—	439,000	—	—		802,505
Senior Vice President, General Counsel and Chief Compliance Officer	2019	360,504	—	303,375	151,200	—		815,079

(1)

For fiscal year 2020, the Compensation Committee determined that no cash bonuses would be paid to Messrs. Nugent, Menezes, Little, and Bennett nor Ms. Van Hove. For fiscal year 2019, the Compensation Committee determined that the annual cash bonuses for each of Messrs. Nugent, and Little should be performance-based determined by achievement of pre-established corporate and individual goals. For more information see the discussion under Compensation Elements – Annual Cash Bonus” below.

(2)

In accordance with SEC rules, in the case of time-based equity awards, this column reflects the aggregate grant date fair value of such equity awards, as computed in accordance with FASB ASC Topic 718 and in the case of equity awards that are subject to performance conditions, the value at the grant date based upon the probable outcome of such conditions, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our annual report on Form 10–K for the year ended December 31, 2019. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service–based vesting conditions. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of such equity awards or the sale of the common stock underlying such awards.

(3)	This amount represents commuting expenses in fiscal years 2020 and 2019. With respect to Mr. Nugent, this amount includes $591,448 in moving and relocation expenses in fiscal 2019.
(4)	Compensation as a Director of the Board during fiscal year 2020, prior to Ms. Van Hove’s appointment as Executive Chair of the Board on November 10th, 2020.

Compensation Elements

The executive compensation program for our named executive officers generally consists of a base salary, an annual cash bonus, equity–based awards and other benefits.

Base Salary

We pay base salaries to attract and retain key executives with the necessary experience for our future growth and success. Base salaries provide certainty to our named executive officers as to a fixed amount of their compensation. Base salaries reflect each executive officer’s responsibility level, tenure with us, individual performance and business experience. The compensation of our named executive officers is generally determined and approved by our Compensation Committee, which recommends its decisions to our Board. Our Board, without the members of management present, ultimately ratifies and approves all compensation decisions. Our Compensation Committee and Board approved the following 2020 base salaries for our named executive officers.

Name	2020 Base Salary
Jeffrey Nugent	$636,000
Ronald Menezes	$500,000
Caroline Van Hove	$155,000
Paul Little	$374,500
Oliver Bennet	$360,500

Annual Cash Bonus

Our 2020 annual cash bonus plan was designed to provide short-term incentive opportunities based on our actual performance, as measured by multiple performance objectives linked to our annual operating plan and approved by our Compensation Committee, to reward our executives for company achievement towards these goals. The performance-based corporate goals for 2020 included revenue and adjusted EBITDA targets. The Compensation Committee also evaluates the individual’s performance as it related to achieving company objectives in awarding cash bonuses.

Pursuant to their employment agreements, each named executive officer has a target bonus represented as a percentage of base salary, or a target bonus percentage, each of which is set forth below.

Name	2020 Target Bonus (%)
Jeffrey Nugent	100%

Ronald Menezes	0%
Paul Little	60%
Oliver Bennet	40%

Equity–Based Awards

Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as conserving our cash resources, a significant portion of our executive compensation program has consisted of, and is expected to continue to consist of, long-term incentive compensation in the form of equity awards. Our equity–based incentive awards are designed to align the interests of our named executive officers and other participants with the interests of our stockholders. Our Board or Compensation Committee is responsible for approving equity grants. We provide long-term equity-based incentive awards to our executive officers. These stock-based incentive awards can either be options to purchase shares of our common stock, restricted stock units, or RSUs, or performance-based restricted stock units, or PRSUs. Most of the stock option grants vest over a four-year period and the restricted stock unit grants typically vest over a three-year period. Because vesting of equity awards is tied to continuous service with us, our equity-based incentives encourage the retention of our named executive officers through the vesting period of the awards.

We generally provide initial grants in connection with the commencement of employment of our named executive officers and annual retention grants at or shortly following the end of each year. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of the grant of such award.

All equity awards granted to our named executive officers and other employees have been made pursuant to the 2014 Equity Incentive Plan, or the 2014 Plan, with the exception of equity awards granted to new hires under the Sientra, Inc. Inducement Plan, or the Inducement Plan, which our Board adopted on March 7, 2016. The Inducement Plan provides for the grant of nonstatutory stock options and restricted stock unit awards to persons not previously employees or directors of Sientra, or following a bona fide period of non-employment, as an inducement material to such persons entering into employment with us within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

Benefit Programs and Perquisites

Our employee benefit programs, including our health and welfare programs and employee stock purchase plan, are designed to provide a competitive level of benefits to our employees generally, including our named executive officers. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our named executive officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full–time employees.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Pursuant to the Company’s employment agreements with both Mr. Menenzes and Mr. Bennett, the company agreed to reimburse Mr. Menenzes and Mr. Bennett for relocation expenses to move near the Company’s offices in Santa Barbara, California. The Company agreed to reimburse Mr. Little for his commuting expenses for travel from his residence in Corona Del Mar, California to Santa Barbara, California. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

The following table shows certain information regarding outstanding equity awards held by the Company’s named executive officers at December 31, 2020:

	Option Awards								Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jeffrey Nugent	7/22/2014	7/22/2014	9,090	(2)	—		13.26	7/22/2024
	6/26/2015	7/26/2015	7,037	(2)	—		25.18	6/26/2025
	11/12/2015	12/12/2015	621,931	(2)	—		3.88	11/12/2025
	1/1/2016	2/1/2016	241,753	(2)	—		5.92	1/1/2026

Ronald Menezes	11/8/2020	11/8/2021							500,000	(3)(5)	1,945,000
	11/8/2020	(6)							125,000	(3)	486,250
	11/8/2020	(6)							125,000	(3)	486,250
	11/8/2020	(6)							125,000	(3)	486,250
	11/8/2020	(6)							125,000	(3)	486,250
	11/8/2020	11/8/2021	—		500,000	(3)(4)	4.41	11/8/2030

Caroline Van Hove	1/10/2020	12/1/2020							16,269	(7)	63,286
	6/5/2020	6/5/2021							27,717	(9)	107,819
	11/8/2020	11/8/2021							100,000	(3)	389,000
	11/8/2020	(6)							25,000	(3)	97,250
	11/8/2020	(6)							25,000	(3)	97,250
	11/8/2020	(6)							25,000	(3)	97,250
	11/8/2020	(6)							25,000	(3)	97,250
	11/8/2020	11/8/2021	—		100,000	(3)(4)	4.41	11/8/2030

Paul Little	8/8/2018	9/3/2019							16,666	(3)(7)	64,831
	4/5/2019	4/1/2020							13,750	(3)(7)	53,488
	4/6/2019	5/1/2020							18,333	(3)(7)	71,315
	10/13/2020	1/4/2021							50,000	(3)(7)	194,500
	10/13/2020	3/17/2021							10,000	(3)(8)	38,900
	10/13/2020	5/11/2021							10,000	(3)(8)	38,900
	10/13/2020	8/10/2021							10,000	(3)(8)	38,900
	10/13/2020	11/10/2021							10,000	(3)(8)	38,900
	10/13/2020	3/17/2022							10,000	(3)(8)	38,900

Oliver Bennet	1/20/2018	1/19/2019	10,000	(3)(7)	38,900
	4/6/2019	5/1/2020	25,000	(3)(7)	97,250
	10/13/2020	1/4/2021	50,000	(7)	194,500
	10/13/2020	3/17/2021	10,000	(3)(8)	38,900
	10/13/2020	5/11/2021	10,000	(3)(8)	38,900
	10/13/2020	8/10/2021	10,000	(3)(8)	38,900
	10/13/2020	11/10/2021	10,000	(3)(8)	38,900
	10/13/2020	3/17/2022	10,000	(3)(8)	38,900

(1)   The market values of the restricted stock unit awards that have not vested are calculated by multiplying the number of restricted stock unit awards shown in the table by the closing share price of our common stock on December 31, 2019 (the last trading day of our 2019 fiscal year) as reported on NASDAQ, which was $3.89.

(2)   Pursuant to Mr. Nugent’s separation agreement, any unexercised vested awards will be forfeited if not exercised within twenty-four months of the Separation Date.

(3)   Option or restricted stock unit award is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us, as described under “Payments upon Termination or Change in Control.”

(4)   The shares subject to the option vest over a four (4) year period, with approximately 1/4 of the shares vesting on the first anniversary of the grant date, and 1/36th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.

(5)   The shares subject to the restricted stock unit award vest in equal four (4) annual installments over a four (4) year period, commencing on the vesting commencement date, subject to continued service with us through each vesting date.

(6)   The shares subject to the option or restricted stock unit award vest only at such time as the consecutive 30-day average closing price of our common stock, as quoted on NASDAQ is of a certain value, as described under “Compensation Elements—Equity-Based Awards” and subject to continued service with us through each vesting date.

(7)   The shares subject to the restricted stock unit award vest in equal three (3) annual installments over a three (3) year period, commencing on the vesting commencement date, subject to continued service with us through each vesting date.

(8)   The shares subject to the restricted stock vest only upon achievement of specified revenue targets during fiscal year ending 2021, as described under “Compensation Elements—Equity-Based Awards” and subject to continued service with us through each vesting date.

(9)   The shares subject to the restricted stock unit award vest on the first anniversary of the grant date or the next annual meeting, whichever is sooner.

Employment Agreements with our Named Executive Officers

The terms and conditions of employment for each of our named executive officers are set forth in employment agreements. Each such agreement provides for certain potential payments and benefits due upon a termination of employment or a change in control of the Company, which are further described below under “Payments upon Termination or Change in Control.” In addition, each of our executive officers has also executed our standard form of confidential information and invention assignment agreement. A summary of our current employment agreements with each of our named executive officers is set forth below.

Employment Agreement with Ronald Menezes. We entered into an employment agreement with Mr. Menezes on November 10, 2020 setting forth the terms of Mr. Menezes employment as our Chief Executive Officer. Pursuant to the agreement, Mr. Menezes is entitled to an annual base salary of $500,000.00 per year, and was provided a signing bonus of $150,000. He is also eligible to receive and annual discretionary performance bonus of up to 100% of his base salary for each full calendar year during the employment period. Additionally, Mr. Menezes employment agreement provided for the grant of (i) a nonqualified stock option to purchase 500,000 shares of the Company’s common stock (ii) a restricted stock unit award covering 500,000 shares of the Company’s common stock and (iii) a performance stock unit award of 500,000 shares. The stock option vest as follows (i) 125,000 shall vest and be exercisable on the first anniversary of the grant date; (ii) 375,000 shall vest and be exercisable in thirty-six (36) equal consecutive monthly installments commencing on the thirteenth anniversary of the grant date. The restricted stock units shall vest as follows: (i) 125, 000 shall vest on the first anniversary of the grant date (ii) 125 shall vest on the second anniversary of the grant date; (iii) 125, 000 shall vest on the third anniversary of the grant date; and (iv) 125,000 shall vest on the fourth anniversary of the grant date. The performance restricted stock units shall vest in accordance with the performance criteria and vesting schedule established by the Board. Mr. Menezes is also entitled to reimbursement up to $100,000 in relocation expenses. Mr. Menezes is entitled to certain severance payments and benefits under his employment agreement as further described below.

Employment Agreement with Oliver Bennett. We entered into an employment agreement with Mr. Bennett on January 1, 2018 setting forth the terms of employment as our General Counsel. Pursuant to this agreement Mr. Bennett is entitled to a base salary of $350,000 per year and was provided a starting bonus of $50,000. He is also eligible to receive a performance bonus of up to 40% of his base salary for each full calendar year during the employment period. Pursuant to his employment agreement, on January 1, 2018 Mr. Bennett was granted a restricted stock unit award covering 30,000 of the Company’s common stock, one-half shall vest over a three year period on an annual basis, and one-half shall vest based on performance criteria as established by the Compensation Committee. Mr. Bennett is also entitled to reimbursement of up to $100,000 in relocation expenses. Mr. Bennett is entitled to certain severance payments and benefits under his employment agreement as further described below.

Employment Agreement with Caroline Van Hove. On November 9, 2020, the Company entered into an employment agreement with Caroline Van Hove, a member of the Board, to serve as Executive Chair of the Board, effective upon Mr. Nugent’s resignation from the Board (the “Van Hove Agreement”). The Van Hove Agreement provides that Ms. Van Hove will receive an annual base salary equal to $155,000. Ms. Van Hove will be granted (i) an option to purchase 100,000 shares of the Company’s common stock, 25,000 of which will vest on the one-year anniversary of the grant date with the remaining 75,000 vesting in equal monthly installments thereafter, (ii) 100,000 Restricted Stock Units which will vest in four equal annual installments beginning on the one-year anniversary of the grant date and (iii) 100,000 Performance Stock Units which will vest in accordance with the performance criteria and vesting schedule established by the Board. In addition, Ms. Van Hove will be eligible to receive an annual equity grant equal to the amount granted to non-employee directors of the Company and will be entitled to participate in all employee benefit programs. Ms. Van Hove is entitled to certain severance payments and benefits under his employment agreement as further described below.

Employment Agreement with Valerie Miller. Ms. Miller is party to an employment agreement with the Company (the “Employment Agreement”). Ms. Miller currently receives an annual base salary of $257,250 and is eligible to receive an annual performance bonus of up to thirty percent (30%) of her then current base salary, which is determined by the achievement of certain corporate objectives and personal performance criteria as established by the Compensation Committee of the Board. Pursuant to the terms of the employment agreement, Ms. Miller is entitled to severance benefits in the event that either the Company terminates her without cause or she resigns for good reason. The severance amount consists of nine (9) months of Ms. Miller’s annual base salary, which will be paid on the Company’s normal payroll schedule over the nine (9) month period following the date of separation from service and paid COBRA premiums for the nine (9) month period following such termination. In the event that Ms. Miller is terminated within twelve (12) months following a change in control, then, in addition to the above severance benefits, Ms. Miller’s unvested equity awards shall fully vest.

Separation Agreement with Mr. Nugent .On November 9, 2020, Mr. Nugent, the Company’s Chairman of the Board and Chief Executive Officer resigned his position to retire, Mr. Nugent stayed on with the company as a non-executive employee through December 31, 2020 (the “Separation Date”) to assist the company with various strategic issues and ensure a smooth transfer of knowledge and know-how. On November 9, 2020, the Company entered into a Confidential Settlement, Release and Consulting Agreement with Mr. Nugent (the “Nugent Agreement”). Pursuant to the Nugent Agreement, in exchange for a general release of all claims, the Company (1) paid Mr. Nugent a lump sum payment of $2,226,000 representing an amount equal to (i) 24 months of base salary of $636,000 in effect on the Separation Date ; and (ii) two (2) times the annual bonus of $477,000 earned in connection with the completion of fiscal year 2019, (2) reimburse Mr. Nugent for COBRA premiums until the earlier of (i) twenty four (24) months following the Separation Date; (ii) the date Mr. Nugent is eligible for group health benefits through a new employer or (iii) the date Mr. Nugent ceases to be eligible for COBRA continuation coverage for any reason.    In addition, the Nugent Agreement accelerated the vesting of the portion of all unvested Company equity awards as of the Separation date and extends the exercise period for any vested stock option until twenty-four months from the Separation Date. In addition, the Nugent Agreement provides reimbursement of a maximum of $100,000 for expenses incurred within twelve (12) months of the Separation Date in connection with relocation from his current residence.

Separation Agreement with Mr. Little. On March 12, 2021 (the “Separation Date”), the Company’s Chief Financial Officer, Senior Vice president and Treasurer resigned his position to pursue other opportunities. Mr. Little’s employment agreement provides that in the event that the applicable executive’s employment is terminated by us without “cause” (as defined in the applicable employment agreement) then such executive will be entitled to receive the following payments and benefits pursuant to that employment agreement: (i) cash severance in the form of continuation of his then–current base salary for twelve months, (ii) a lump sum payment equal to the pro-rata portion, if any, of the then-current bonus earned as of the date of separation from service as measured by both Company and individual performance, and (iii) up to twelve months of Company-paid COBRA premiums. If addition, if the applicable executive’s employment is terminated by us without “cause” or such executive resigns for “good reason”

(as defined in the employment agreement) immediately prior to or within twelve months following the closing of “change in control” of Sientra (as defined in the 2014 Plan), then in addition to the severance benefits summarized above, all of such executive’s then–unvested equity awards held as of the termination date will immediately vest and, if applicable, become exercisable upon such termination or resignation.

Payments upon Termination or Change of Control

Our Board has approved severance arrangements with each of our named executive officers, as summarized below. The receipt of any termination–based payments or benefits by our named executive officers was or is subject to the executive’s execution and the effectiveness of a release of claims against us. In addition, each of the named executive officer’s employment agreement provides that if any of the payments to the applicable executive constitutes a parachute payment under Section 280G of the Internal Revenue Code, or the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

Mr. Menzenses Employment Agreement. Pursuant to the terms of the employment agreement, Mr. Menezes is entitled to severance benefits in the event that either the Company terminates him without cause or he resigns for good reason. The severance amount consists of twenty-four (24) months of Mr. Menezes’s annual base salary and a lump sum payment equal to the pro-rata portion, if any, of the then-current performance bonus earned as of the date of separation from service, and paid COBRA premiums for the twenty-four (24) month period following such termination. In the event that Mr. Menezes is terminated within twelve (12) months following a change in control, or if an acquiror does not assume or continue Mr. Menezes’ then unvested equity awards in connection with a change in control, in addition to the above severance benefits, Mr. Menezes’ unvested RSUs shall fully vest.

Mr. Bennett’s Employment Agreement. Mr. Bennetts’ employment agreement provides that in the event that the applicable executive’s employment is terminated by us without “cause” (as defined in the applicable employment agreement) then such executive will be entitled to receive the following payments and benefits pursuant to that employment agreement: (i) cash severance in the form of continuation of his then–current base salary for twelve months, (ii) a lump sum payment equal to the pro-rata portion, if any, of the then-current bonus earned as of the date of separation from service as measured by both Company and individual performance, and (iii) up to twelve months of Company-paid COBRA premiums. If addition, if the applicable executive’s employment is terminated by us without “cause” or such executive resigns for “good reason” (as defined in the employment agreement) immediately prior to or within twelve months following the closing of “change in control” of Sientra (as defined in the 2014 Plan), then in addition to the severance benefits summarized above, all of such executive’s then–unvested equity awards held as of the termination date will immediately vest and, if applicable, become exercisable upon such termination or resignation.

Ms. Van Hove’s Employment Agreement. In the event Ms. Van Hove is terminated “without cause” or resigns for “good reason” within twelve months prior to or following a “change in control” (each as defined in the Van Hove Agreement), the Company shall pay Ms. Van Hove an amount equal to twelve (12) months of her then-current base salary paid in equal installments on the Company’s normal payroll schedule over the twelve (12) month period and reimburse her COBRA premiums for twelve (12) months or until Ms. Van Hove is eligible for group health insurance through a new employer she ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.

Compensation Recovery

As a public company subject to the provisions of Section 304 of the Sarbanes–Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive–based or equity–based compensation they receive. In addition, we will comply with the requirements of the Dodd–Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of December 31, 2020 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders 2007 Equity Incentive Plan	269,295		$6.37	—	(1)
2014 Equity Incentive Plan	4,591,991	(2)	$6.05	299,947	(3)
2014 Employee Stock Purchase Plan	—		—	946,292	(4)
Equity compensation plans not approved by security holders (5)	277,950	(6)	$—	937,591	(7)

(1)

Our 2014 Plan became effective on November 3, 2014, and we will not grant any additional options under the 2007 Plan following that date. However, any outstanding options granted under the 2007 Plan remain outstanding, subject to the terms of the 2007 Plan and stock option agreements, until such outstanding options are exercised or until they terminate or expire by their terms.

(2)	Represents 1,210,263 shares subject to outstanding options, 1,658,820 shares subject to restricted stock units.
(3)

Initially, the aggregate number of shares of our common stock that may be issued under the 2014 Plan was 1,027,500 shares. Pursuant to the terms of the 2014 Plan, on January 1 of each year, commencing on January 1, 2015 and ending on January 1, 2024, the number of shares authorized for issuance under the 2014 Plan is automatically increased by a number equal to: (i) 4% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (ii) such lesser number of shares of common stock as is determined by our Board or our Compensation Committee for the applicable year. Pursuant to the previously described terms, the shares available under the 2014 Plan was increased by 298,259 shares on January 1, 2015, 719,736 shares on January 1, 2016, 743,947 shares on January 1, 2017, 776,079 shares on January 1, 2018, 1,145,151 shares on January 1, 2019 and 1,981,607 shares on January 1, 2020.

(4)

Our 2014 Employee Stock Purchase Plan, or the ESPP, became effective on November 3, 2014. Initially, the ESPP authorized the issuance of 255,500 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. Pursuant to the terms of the ESPP, on January 1 of each year, commencing on January 1, 2015 and ending on January 1, 2024, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: (i) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (ii) 3,000,000 shares of our common stock; or (iii) such lesser number of shares of Common Stock as is determined by our Board or our Compensation Committee for the applicable year. Pursuant to the previously described terms, the shares available under the ESPP were increased by 149,129 shares on January 1, 2015, 179,934 shares on January 1, 2016, 185,986 shares on January 1, 2017, 194,020 shares on January 1, 2018, 286,288 on January 1, 2019 and 495,401 shares on January 1, 2020. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(5)

On March 7, 2016, our Board adopted the Sientra, Inc. Inducement Plan, which provides for the grant of nonstatutory stock options and restricted stock unit awards to persons not previously employees or directors of Sientra, or following a bona fide period of non-employment, as an inducement material to such persons entering into employment with Sientra within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

(6)	Represents 310,625 shares subject to outstanding options and 575,102 shares subject to restricted stock units.
(7)

Initially, the aggregate number of shares of our common stock that may be issued under the Inducement Plan was 180,000 shares. On, October 26, 2016, the Board amended the Inducement Plan to increase the number of shares of common stock that may be issued pursuant to eligible awards by an additional 220,000 shares, by an additional 500,000 shares on December 6, 2017, by an additional 350,000 shares on April 12, 2019 and 250,000 shares on January 1, 2020.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2020 certain information with respect to the compensation of all non–employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(1)(2)	Total ($)
Kevin O’Boyle	65,000	125,004	190,004
Nicholas Simon	86,250	125,004	211,254
Philippe A. Schaison	57,500	125,004	182,504
Keith J. Sullivan	40,000	125,004	165,004
Mary Fisher	57,500	125,004	182,504

In 2014, our Board approved a non–employee director compensation policy which became effective upon the closing of our initial public offering, and under which payments commenced in January 2015. In February 2016, upon the recommendation of Radford, we amended our non-employee director compensation policy to align the policy with the market. The non–employee director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Under this policy, we pay our non–employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of each committee will receive higher retainers for such service, and our lead independent director also receives an annual retainer. In April 2018, the Board increased the annual retainer for our lead independent director to $40,000, to be effective immediately following the Annual Meeting. The fees paid in fiscal year 2020 to the non–employee directors for service on the Board, for service on each committee of the Board on which the director is a member and for service as the lead independent director are as set forth in the table below.

	Member Annual Retainer	Chairman Annual Retainer
Board of Directors	$40,000	$55,000
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Lead Independent Director	$25,000

Under the non–employee director compensation policy, each non-employee director received a one-time $15,000 director service retainer paid in the first quarter of fiscal year 2016 for additional time commitments of the members of the Board as a result of recent events. In addition to cash retainers, each non-employee director elected to our Board will, upon the date of his or her initial election or appointment, be granted a restricted stock unit award having a grant date fair value of $150,000, which will vest annually over three years subject to continued service as a director. Further, at the close of business on the date of each annual stockholder meeting, each person who is then a non-employee director will be granted a restricted stock unit award having a grant date fair value of $125,000, which will vest on the earlier to occur of the day prior to the annual meeting of stockholders for the year following the date of grant, or the one-year anniversary of the annual meeting of stockholders of the year of grant, subject to continued service as a director. Additionally, upon the recommendation of Radford, in February 2016, the Board adopted and approved stock ownership guidelines for the non-employee directors whereby all non-employee directors should hold equity in the Company valued at or above $105,000 with a five-year time horizon to be compliant.

In the discretion of the Board, the director equity grants in any given year may also be awarded as a combination of options and restricted stock unit awards under the 2014 Plan. Notwithstanding the foregoing vesting schedules, for each non-employee director who provides service until immediately prior to the closing of a “change of control” (as defined in the 2014 Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such “change of control”. Under the non–employee director compensation policy, we also reimburse our non–employee directors for reasonable travel and out–of–pocket expenses incurred in connection with attending our Board and committee meetings.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

RELATED–PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a related–person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related–person transactions.” For purposes of our policy only, a “related–person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related–person transactions under this policy. A related person is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related–person transaction, management must present information regarding the proposed related–person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related–person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related–person transactions, our Audit Committee or another independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATED–PERSON TRANSACTIONS

In the last fiscal year, there has not been nor are there currently proposed any transactions or a series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sientra stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Sientra. Direct your written request to Sientra, Inc., Attn: Secretary, 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117 or contact the Company at (805) 562-3500. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ CAROLINE VAN HOVE
Caroline Van Hove Executive Chair of the Board

April 28, 2021

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10–K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Corporate Secretary, Sientra, Inc., 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/09/2021 for shares held directly and by 11:59 P.M. ET on 06/07/2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. SIENTRA, INC. 420 S. FAIRVIEW AVE., SUITE 200 VOTE BY PHONE—1-800-690-6903 SANTA BARBARA, CA 93117 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/09/2021 for shares held directly and by 11:59 P.M. ET on 06/07/2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. 1 Investor Address Line 1    VOTE BY MAIL Investor Address Line 2 Mark, sign and date your proxy card and return it in the postage-paid envelope we have Investor Address Line 3 1 1 OF provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, Investor Address Line 4 NY 11717. Investor Address Line 5 John Sample                1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 CONTROL # â†’ NAME THE COMPANY NAME INC.—COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345 THE COMPANY NAME INC.—401 K 123,456,789,012.12345 PAGE 1    OF                2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR 0 the following: nominee(s) on the line below. 2    0 0 0 1. Election of Directors    Nominees 0000000000 01) Ronald Menezes 02) Philippe A. Schaison 03) Keith J. Sullivan The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2. To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent    0 0 0    registered public accounting firm of Sientra, Inc. for its fiscal year ending December 31, 2021. 3. To approve, on a non-binding advisory basis, of the compensation of our Named Executive Officers as disclosed    0 0 0    in the Proxy Statement (“Say-On-Pay Vote”). NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Investor Address Line 1 Investor Address Line 2 R1.0.0.177 Investor Address Line 3 Investor Address Line 4                Investor Address Line 5 1 Please sign exactly as your name(s) appear(s) hereon. When signing as _ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name by authorized officer. 0000513554 SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com SIENTRA, INC. Annual Meeting of Stockholders June 10, 2021 9:00 AM PDT This proxy is solicited by the Board of Directors The stockholder hereby appoints Ronald Menezes and Oliver C. Bennett, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SIENTRA, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Daylight Time on June 10, 2021, by live webcast, which can be accessed on the Internet by visiting www.virtualshareholdermeeting.com/SIEN2021. To access the Annual Meeting of Stockholders you will need the information that is printed in the box marked by the arrow (located on the “Agenda” page of this proxy). This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director’s recommendations. Continued and to be signed on reverse side